UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 25, 2012

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

4053 Clough Woods Dr. Batavia, Ohio		45103
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)		(ZIP CODE)

Registrant’s telephone number, including area code     513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)    On April 25, 2012, Lee A. Wright submitted to the Board of Directors of Multi-Color Corporation (the “Company”) notice of his decision to resign his position as a director effective April 25, 2012. Mr. Wright advised the Board that he has accepted a new assignment with Diamond Castle Partners IV, L.P., a Delaware limited partnership (collectively with its affiliates, “Diamond Castle”), and his resignation was necessary to focus on this new commitment.

(d)    Effective April 25, 2012, the Company’s Board of Directors appointed Simon T. Roberts of Diamond Castle to serve on the Company’s Board of Director’s until the Company’s next annual meeting of shareholders and until a successor is elected and qualified. Mr. Roberts has also been appointed to the Audit and Finance Committee and Compensation Committee of the Board of Directors. Mr. Roberts has also been a member of the integration steering committee of Multi-Color after the acquisition of York Label Group.

Mr. Roberts, age 45, joined Diamond Castle in 2010 as a partner focused on their portfolio companies. Mr. Roberts is a director of NES Rental Holdings, Inc., the Bonten Media Group, and a former director of York Label Group. He has over 20 years of experience driving growth and profit improvement programs in a wide range of industries including Industrial, Healthcare and Media. Prior to joining Diamond Castle, Mr. Roberts was a partner at Bain & Company, a strategy consulting firm, where he led their New York private equity practice and worked with the firm’s clients on due diligence on a wide range of investments and on driving a broad range of performance improvement and merger integration programs in their portfolios.

Mr. Roberts will receive compensation for his service as a director of the Company in accordance with its customary director compensation policies. Except as set forth herein, there are no arrangements or understandings between Mr. Roberts and any other person pursuant to which Mr. Roberts was appointed to serve on the Company’s Board of Directors. There have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed regarding Mr. Roberts that are required to be disclosed by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:	/s/ Sharon E. Birkett
Name: Sharon E. Birkett
Title: Vice President, Chief Financial Officer

Date: May 1, 2012